Exhibit 10.7
OPTION
THIS OPTION TO PURCHASE granted this 5th day of May , 2006, by John Lynch and Margaret Ann Lynch, husband and wife, party of the first part, to Homeland Energy Solutions, LLC an Iowa Limited Liability Company, having its principal place of business at 951 North Linn Avenue, New Hampton, Iowa 50659, party of the second part.
WITNESSETH that in consideration of the agreements and conditions herein contained, and the sum of nine hundred and thirty seven dollars and fifty cents ($937.50) which is consideration for the option only, paid by the said party of the second part to the said party of the first part, the receipt whereof is hereby acknowledged, the party of the first part hereby grants unto the party of the second part the exclusive right, at the option of the party of the second part, for and during the period until April 1, 2007, to purchase the following tract or parcel of land, or a portion thereof (hereinafter referred to as “the premises”), situated in the County of Chickasaw, State of Iowa, to-wit:
South Half of the Southwest Quarter of Section 1, Township 95 North, Range 12 West of the 5th P.M.
All of the foregoing is subject to a legal description based on an actual site survey. Said site survey shall be obtained at the sole cost and expense of the party of the second part.
It is understood and agreed that the party of the first part upon the signing of this Option, does immediately grant the party of the second part the right and privilege without liability, to enter upon the premises herein described, by foot and/or vehicle, to obtain soil borings, samples, and make other tests, land and archaeological surveys, as said party of the second part deems necessary to determine the suitability of the premises for the use and type of construction proposed. All such operations shall be conducted so as to cause the least interference with farming operations being conducted on the premises.
In the event of the exercise of this Option, the party of the second part shall have the right, but not the obligation, to purchase the premises for two and one half (2 1/2 ) times for the value of the premises as determined through the completion of a real estate appraisal obtained by the party of the first part; however, in the event the party of the second part disagrees with the value so determined, the party of the second part may also obtain a real estate appraisal, in which event, the average of the two appraisals will determine the purchase price. Each appraisal shall be performed by a Certified General Appraiser licensed to practice in the state of Iowa and in compliance with the state of Iowa. The real estate appraisal shall be completed using the date of exercise of this option by the party of the second part as the date of valuation with the assumption that the highest and best use of the property is for agricultural purposes. Each party shall pay all the reasonable costs of the appraisal completed on behalf of the party.
It is further understood that in the event that party of the second part exercises its option to purchase the property that the party of the second part, in addition to payment of the purchase price specified herein, shall make all relocation payments and render all relocation assistance to, for, or on behalf of the party of the first part as may be required, if such be the case, by federal and/or local state law.
This transaction shall be closed no later than 90 days after the date upon which the party of the second part gives written notice to the party of the first part of its election to exercise this option to purchase. This transaction will be closed at the office of the Buyer’s attorney or at such other date or place that is mutually agreeable to the parties.
This option is governed by the laws of the State of Iowa, and any court action which may be taken by either party as a result of this Option shall be resolved within the jurisdiction of Chickasaw County, Iowa.

All notices to either party hereunder shall be effective only when made in writing and deposited, postage and/or feeds prepaid, in the U.S. Mail, via certified or registered mail, return receipt requested, and addressed to the party as follows:

If for the party of the first part:	If for the party of the second part:

John Lynch	Homeland Energy Solutions, LLC
Margaret Ann Lynch	951 North Linn Avenue
2206 11th Avenue	New Hampton, IA 50659
Sterling, IL 61081
The party of the first part hereby agrees to execute an affidavit and/or memorandum of this option to purchase upon request and as may be determined reasonably necessary by the party of the second part, and further consents to the recording of such instrument with the county recorder.
The party of the first part, upon exercise of the Option and payment of the balance of the purchase price, agrees to execute and deliver to the party of the second part a Warranty Deed, conveying the premises free and clear of all liens and encumbrances, except public roads, restrictions of record and taxes not due and payable to the party of the second part. This agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors, and assigns.
In the event that this Option is not exercised, then the party of the first part shall retain all payments made by the party of the second part as liquidated damages, and the party of the second part shall remove all its facilities from the premises and restore the surface to as near as possible its pre-disturbed condition.
Party of the second part shall pay party of the first part for damages to crops, fences, and other physical improvements damages as a result of its exploratory work on the premises. In the event that the Option is exercised and possession is required by party of second part prior to crop harvest, then party of second part shall pay party of the first part for standing crops.
Said option may be extended by said party of the second part for two successive periods of one year upon the additional payment of the sum of One Hundred and Twenty Five Dollars ($125.00) per acre for each year, prior to the expiration of the option. In the event of the exercise of the Option, the additional payments made for extension of the Option shall be applied to the purchase price of the premises.
In the event the party of the first part wishes to utilize a tax-free exchange pursuant to Section 1031 of the Internal Revenue Code, party of the second part agrees to cooperate and execute whatever documents may be necessary for purposes of the tax free exchange.
Homeland Energy Solutions, LLC guarantees that John Lynch and Margaret Ann Lynch, the survivor of them, or their children, shall have the right, but not the obligation, to invest a sum of money, not to exceed $400,000.00, in Homeland Energy Solutions, LLC if this Option is exercised, from the date which it is exercised until the date of closing. This right has been granted to John Lynch and Margaret Ann Lynch at their request and in no way obligates them to invest any sum of money with Homeland Energy Solutions, LLC.
IN WITNESS WHEREOF, the party of the first part have hereunto set their hands and seals the day and year first above written.

/s/ John Lynch
JOHN LYNCH

/s/ Margaret Ann Lynch

MARGARET ANN LYNCH

INDIVIDUAL ACKNOWLEDGEMENT
STATE OF ILLINOIS, COUNTY OF WHITESIDE, ss:
     On this 8th day of May , 2006, before me personally appeared John Lynch and Margaret Ann Lynch, husband and wife, to me known to be the persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

/s/Mary C. Rasmussen
Notary Public in the State of Illinois
My Commission Expires 10/13/07

[	Official Seal	]
[	Mary C. Rasmussen	]
[	Notary Public State of Illinois	]
[	My Commission Expires 10/13/07	]